                                                                EXHIBIT 10(p)(1)

                        MACHINE TOOLS EQUIPMENT SCHEDULE
                                SCHEDULE NO. 019
                          DATED THIS NOVEMBER 1, 1998
                           TO MASTER LEASE AGREEMENT
                          DATED AS OF AUGUST 21, 1994

LESSOR & MAILING ADDRESS:                       LESSEE & MAILING ADDRESS:

GENERAL ELECTRIC CAPITAL CORPORATION            AUTOCAM CORPORATION
1787 SENTRY PARKWAY/WEST 16 SENTRY PARK/        4070 E. PARIS AVENUE
WEST, SUITE 200                                 KENTWOOD, MI 49512
BLUE BELL, PA 19422

This Schedule is executed pursuant to, and incorporates by reference the terms and conditions of, and capitalized terms not defined herein shall have the meanings assigned to them in, the Master Lease Agreement identified above ("AGREEMENT" said Agreement and this Schedule being collectively referred to as "LEASE"). This Schedule, incorporating by reference the Agreement, constitutes a separate instrument of lease.

A. EQUIPMENT: Subject to the terms and conditions of the Lease, Lessor agrees to Lease to Lessee the Equipment described below (the "EQUIPMENT").


   NUMBER      CAPITALIZED
   OF UNITS    LESSOR'S COST  MANUFACTURER    SERIAL NUMBER  MODEL AND TYPE OF EQUIPMENT
   --------    -------------  ------------    -------------  ---------------------------

   1           $506,358.24    Mikron          KA6038M        CX-24  Rotary Transfer Machine
   1           $682,143.29    Mikron          KA6037M        CX-24  Rotary Transfer Machine
   Equipment immediately listed above is located at: 4070 E. Paris Avenue, Kentwood, Kent County, MI 49512

B.  FINANCIAL TERMS

1.  Advance Rent (if any): $13,426,86

2.  Capitalized Lessor's Cost: $1,188,501.53

3.  Basic Term (No. of Months): 96 Months.

4.  Basic Term Lease Rate Factor: 48 @ .01129730;  48 @ .0123000

5.  Basic Term Commencement Date: NOVEMBER 1, 1998

6.  Lessee Federal Tax ID No.: 38-2790152

7.  Last Delivery Date: NOVEMBER 1, 1998

8.  Daily Lease Rate Factor: 48 @ .000377; 48 @ .000410

9. First Termination Date: THRITY-SIX (36) months after the Basic Term Commencement Date.

10. Interim Rent: For the period from and including the Lease Commencement Date to but not including the Basic Term Commencement Date ('Interim Period'), Lessee shall pay as rent ('Interim Rent") for each unit of Equipment, the product of the Daily Lease Rate Factor times the Capitalized Lessor's Cost of such unit times the number of days in the Interim Period. Interim Rent shall be due on NOT APPLICABLE.

11. Basic Term Rent. Commencing on NOVEMBER 1, 1998 and on the same day of each month thereafter (each, a "Rent Payment Date") during the Basic Term, Lessee shall pay as rent ("Basic Term Rent") the product of the Basic Term Lease Rate Factor times the Capitalized Lessor's Cost of all Equipment on this Schedule.

12. Adjustment to Capitalized Lessor's Cost. Lessee hereby irrevocably authorizes Lessor to adjust the Capitalized Lessor's Cost up or down by no more than ten percent (10%) to account for equipment change orders, equipment returns, invoicing errors and similar matters.

    Lessee acknowledges and agrees that the Rent shall be adjusted as a result of such change in the Capitalized Lessor's Cost.

     Lessor shall send Lessee a written notice stating the final Capitalized Lessor's Cost, if different from that disclosed on this Schedule.

C.   TAX BENEFITS          Depreciation Deductions:

     1. Depreciation method is the 200% declining balance method, switching to straight line method for the 1st taxable year for which using the straight line method with respect to the adjusted basis as of the beginning of such year will yield a larger allowance.
     2.  Recovery Period: SEVEN (7) YEARS.
     3.  Basis: 100% of the Capitalized Lessor's Cost.

D.   PROPERTY TAX

     APPLICABLE TO EQUIPMENT LOCATED IN KENTWOOD, MI: Lessee agrees that it will not list any of such Equipment for property tax purposes or report any property tax assessed against such Equipment until otherwise directed in writing by Lessor. Upon receipt of any property tax bill pertaining to such Equipment from the appropriate taxing authority, Lessor will pay such tax and will invoice Lessee for the expense. Upon receipt of such invoice, Lessee will promptly reimburse Lessor for such expense.

     Lessor may notify Lessee (and Lessee agrees to follow such notification) regarding any changes in property tax reporting and payment responsibilities.

E.   INSURANCE

     1.  Public Liability: At least $1,000,000 total liability per occurrence.
     2. Casualty and Property Damage: An amount equal to the higher of the Stipulated Loss Value or the full replacement cost of the Equipment.

F.   ARTICLE 2A NOTICE

     IN ACCORDANCE WITH THE REQUIREMENTS OF ARTICLE 2A OF THE UNIFORM COMMERCIAL CODE AS ADOPTED IN THE APPLICABLE STATE, LESSOR HEREBY MAKES THE FOLLOWING DISCLOSURES TO LESSEE PRIOR TO EXECUTION OF THE LEASE, (A) THE PERSON(S) SUPPLYING THE EQUIPMENT IS MIKRON CORP. (THE "SUPPLIER(S)"), (E) LESSEE IS ENTITLED TO THE PROMISES AND WARRANTIES, INCLUDING THOSE OF ANY THIRD PARTY, PROVIDED TO THE LESSOR BY SUPPLIER(S), WHICH IS SUPPLYING THE EQUIPMENT IN CONNECTION WITH OR AS PART OF THE CONTRACT BY WHICH LESSOR ACQUIRED THE EQUIPMENT AND (C) WITH RESPECT TO SUCH EQUIPMENT, LESSEE MAY COMMUNICATE WITH SUPPLIER(S) AND RECEIVE AN ACCURATE AND COMPLETE STATEMENT OF SUCH PROMISES AND WARRANTIES, INCLUDING ANY DISCLAIMERS AND LIMITATIONS OF THEM OR OF REMEDIES. TO THE EXTENT PERMITTED BY APPLICABLE LAW, LESSEE HEREBY WAIVES ANY AND ALL RIGHTS AND REMEDIES CONFERRED UPON A LESSEE IN
     ARTICLE 2A AND ANY RIGHTS NOW OR HEREAFTER CONFERRED BY STATUTE OR OTHERWISE WHICH MAY LIMIT OR MODIFY ANY OF LESSOR'S RIGHTS OR REMEDIES UNDER THE DEFAULT SECTION OF THE AGREEMENT.

G.   STIPULATED LOSS AND TERMINATION VALUE TABLE*


                                    STIPULATION LOSS                   TERMINATION  STIPULATION LOSS
                     TERMINATION         VALUE                            VALUE           VALUE
        RENTAL    VALUE PERCENTAGE     PERCENTAGE         RENTAL        PERCENTAGE      PERCENTAGE
        ------    ----------------     ----------         ------        ----------      ----------

             1             100.599           103.624          49            67.691          71.966
             2             100.050           103.101          50            66.774          71.075
             3              99.482           102.559          51            65.851          70.178
             4              98.909           102.012          52            64.922          69.275
             5              98.330           101.460          53            63.986          68.365
             6              97.744           100.899          54            63.045          67.451
             7              97.161           100.343          55            62.100          66.531
             8              96.587            99.795          56            61.149          65.607
             9              96.005            99.238          57            60.194          64.677
            10              95.417            98.677          58            59.232          63.742
            11              94.822            98.107          59            58.265          62.801
            12              94.217            97.529          60            57.293          61.855
            13              93.608            96.946          61            56.314          60.902
            14              92.991            96.354          62            55.331          59.945
            15              92.365            95.755          63            54.342          58.982
            16              91.734            95.150          64            53.347          58.013
            17              91.097            94.539          65            52.345          57.036
            18              90.455            93.922          66            51.337          56.055
            19              89.805            93.299          67            50.325          55.069
            20              89.150            92.670          68            49.307          54.077
            21              88.488            92.034          69            48.284          53.081
            22              87.820            91.392          70            47.255          52.077
            23              87.147            90.745          71            46.220          51.068
            24              86.466            90.090          72            45.180          50.054
            25              85.780            89.431          73            44.133          49.033
            26              85.088            88.764          74            43.081          48.007
            27              84.390            88.092          75            42.023          46.975
            28              83.685            87.414          76            40.959          45.937
            29              82.976            86.730          77            39.887          44.891
            30              82.261            86.041          78            38.811          43.842
            31              81.541            85.347          79            37.731          42.788
            32              80.816            84.648          80            36.647          41.730
            33              80.085            83.944          81            35.559          40.668
            34              79.349            83.234          82            34.464          39.598
            35              78.608            82.519          83            33.364          38.525
            36              77.862            81.798          84            32.260          37.447
            37              77.109            81.072          85            31.149          36.362
            38              76.352            80.341          86            30.034          35.273
            39              75.589            79.604          87            28.914          34.179
            40              74.821            78.862          88            27.787          33.078
            41              74.047            78.114          89            26.653          31.970
            42              73.269            77.362          90            25.520          30.863
            43              72.486            76.605          91            24.388          29.757

            44              71.699            75.844          92            23.257          28.652
            45              70.908            75.079          93            22.126          27.547
            46              70.111            74.308          94            20.989          26.436
            47              69.309            73.532          95            19.852          25.325
            48              68.503            72.753          96            18.716          24.215

     *The Stipulated Loss Value or Termination Value for any unit of Equipment shall be the Capitalized Lessor's Cost of such unit multiplied by the appropriate percentage derived from the above table. In the event that the Lease is for any reason extended, then the last percentage figure shown above shall control throughout any such extended term.

H.   MODIFICATIONS AND ADDITIONS FOR THIS SCHEDULE ONLY

     For purposes of this Schedule only, the Agreement is amended as follows:

     1. The LEASING Section subsection (a) of the Lease is hereby deleted in its entirety and the following substituted in its stead:

         a) Subject to the terms and conditions set forth below, Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, the equipment ("Equipment") described in Annex A to any schedule hereto ('Schedule') or, if applicable, to Section A of any Schedule. Terms defined in a Schedule and not otherwise defined herein shall have the meanings ascribed to them in such Schedule.

     2.  EQUIPMENT SPECIFIC PROVISIONS

     RETURN PROVISIONS: In addition to the provisions provided for in the RETURN OF EQUIPMENT Section of the Lease, and provided that Lessee has elected not to exercise its option to purchase the Equipment, Lessee shall, at its expense:

     (a) Provide to Lessor at least two hundred forty (240) days prior to the expiration of the Lease a detailed inventory of all components of the Equipment with consideration to the conditions set forth in the SERVICE Section of the Lease. The inventory should include but not be limited to a detailed listing of all items of the Equipment by both the model and serial number for all components comprising this Agreement.

     (b) Ensure that the Equipment is returned to Lessor as follows: (i) all operating and application specific software used to control the machine will be updated to the most current release available from the manufacturer; (ii) all batteries for control memories must be fully charged; (iii) any tooling and/or grinding wheels returned to Lessor at lease termination should be identical to those on the original invoice.

     (c) At least ninety (90) days prior to the expiration of the Lease: (i) and upon receiving reasonable notice by Lessor, make the Equipment available for operational inspections (where applicable) by potential purchasers;
     (ii) cause the Manufacturer(s), or other persons expressly authorized by the Manufacturer and/or Lessor (the "Authorized Inspector'), to inspect, examine and test all material and workmanship to ensure the Equipment is operating within the manufacturer's specifications; (iii) provide to Lessor a written report from the Authorized Inspector detailing said inspection and condition of the Equipment; (iv) if during such inspection, examination and test, the Authorized Inspector finds any of the material or workmanship to be defective or the equipment not operating within the manufacturer's specifications, then Lessee shall repair or replace such defective material and, after corrective measures are completed Lessee will provide for another inspection of the equipment by the Authorized Inspector as outlined above.

     (d) At least forty-five (45) days prior to the expiration of the Lease and upon request by Lessor provide, or cause the Manufacturer(s) to provide to Lessor, the following documents: (i) one set of service and operating manuals including replacements and/or additions hereto, such that all documentation is completely up to date; (ii) one set of documents detailing equipment configuration, operating requirements, maintenance records, and other technical data concerning the set-up and operation of the Equipment including replacements and additions thereto, such that all documentation is completely up to date.

     (e) Provide for the deinstallation, packing and transporting of the Equipment to include, but not limited to the following: (i) the manufacturer's representative shall de-install all Equipment (including all wire, cable and mounting hardware); (ii) all process fluids shall be removed from the Equipment and disposed of in accordance with then current waste disposal laws and regulations including regulations specified by the Environmental Protection Agency (EPA) and related government agencies;
     (iii) dismantling and handling is to be done per the original manufacturer's specifications or normal industry accepted practices for new machines must be followed. Any special transportation devices such as metal skids, lifting slings, brackets, etc., which were with the machine when it originally arrived must be used; (iv) all keys belonging to the Equipment are to be wired together and secured to a major component of the machine;
     (v) provide for transportation of the Equipment in a manner consistent with the manufacturer's recommendations and practices to any locations within the continental United States as Lessor shall direct, and shall have the Equipment unloaded at such locations; (vi) obtain and pay for a policy of transit insurance for the delivery period in an amount equal to the replacement value of the Equipment with the Lessor named as loss payee on all such policies of insurance; (vii) provide safe, secure storage for the Equipment for a period of up to one hundred twenty (120) days after expiration or early termination of the Lease at an accessible location satisfactory to Lessor, (viii) cause all of the Equipment to be free ofany hazardous or toxic materials, or any materials which may be regulated under any and all applicable environmental laws, rules or regulations ('Hazardous Substances"). Without limiting the generality of the foregoing, Lessee represents, warrants and covenants that none of the Equipment will be contaminated with Hazardous Substances in the form of polychlorinated biphenyls ("PCBs") in surface concentrations greater than 10 microns/100 square centimeters, and none of the Equipment shall contain fluids having concentrations of Hazardous Substances in the form of PCBs in excess of 1 part per million. Lessee agrees to furnish to General Electric Capital Corporation documentary evidence confirming such condition prepared by a qualified testing laboratory satisfactory to General Electric Capital Corporation.

     (f) Provide that all Equipment will be cleaned and cosmetically acceptable (free from all Lessee installed markings), and in such condition so that it may be immediately installed and placed into use in a similar operating environment.

     (g) Ensure all Equipment and equipment operations confonn to all applicable local, state, EPA, and federal laws, health and safety guidelines.

     (h) Lessor has the right to attempt resale of the Equipment from Lessee's facility with the Lessee's full cooperation and assistance, for a period of one hundred twenty (120) days from the expiration of the Lease. During this period, the equipment must remain operational with the necessary electrical power, lighting, heat, water, lubricating fluids, air pollution controls and compressed air necessary to maintain and demonstrate the Equipment to any potential buyer.

     3.  LEASE TERM OPTIONS

         EARLY LEASE TERM OPTIONS

         The Lease is amended by adding the following thereto:

         EARLY PURCHASE OPTION:

         (a) Provided that the Lease has not been earlier terminated and provided further that Lessee is not in default under the Lease or any other agreement between Lessor and Lessee, Lessee may, UPON AT LEAST 30 DAYS BUT NO MORE THAN 270 DAYS PRIOR WRITTEN NOTICE TO LESSOR OF LESSEE'S IRREVOCABLE ELECTION TO EXERCISE SUCH OPTION, purchase on an AS IS BASIS all (but not less than all) of the Equipment listed and described in this Schedule on the rent payment date (the "Early Purchase Date') which is 84 months from the Basic Term Commencement Date for a price equal to THIRTY-ONE AND 149/1000 percent (31.149%) of the Capitalized Lessor's Cost (the 'FMV Early Option Price'), plus all applicable sales taxes.

     Lessor and Lessee agree that the FMV Early Option Price is a reasonable prediction of the Fair Market Value (as such term is defined in the PURCHASE OPTION Section subsection (b) of the Lease hereof) of the Equipment at the time the option is exercisable. Lessor and Lessee agree that if Lessee makes any non-severable improvement to the Equipment which increases the value of the Equipment and is not required or permitted by the SERVICE Section or the RETURN OF EQUIPMENT Section of the Lease prior to lease expiration, then at the time of such option being exercised, Lessor and Lessee shall adjust the purchase price to reflect any addition to the price anticipated to result from such improvement. (The purchase option granted by this subsection shall be referred to herein as the "Early Purchase Option".)

         (b) If Lessee exercises its Early Purchase Option with respect to the Equipment leased hereunder, then on the Early Purchase Option Date, Lessee shall pay to Lessor any Rent and other sums due and unpaid on the Early Purchase Option Date and Lessee shall pay the FMV Early Option Price, plus all applicable sales taxes, to Lessor in cash.


I.   PAYMENT AUTHORIZATION

     You are hereby irrevocably authorized and directed to deliver and apply the proceeds due under this Schedule as follows:


     COMPANY NAME                           ADDRESS                                     AMOUNT
     ------------                           -------                                     ------

     Autocam Corporation                    4070 E. Paris Avenue                        $1,074,649.30
                                            Kentwood, MI 49512

     Mikron Corp.                           600 Pepper Street                           $113,852.23
                                            Monroe, CT 06468

     This authorization and direction is given pursuant to the same authority authorizing the above-mentioned financing.




       PURSUANT TO THE PROVISIONS OF THE LEASE, AS IT RELATES TO THIS SCHEDULE, LESSEE HEREBY CERTIFIES AND WARRANTS THAT (i) AN EQUIPMENT LISTED ABOVE HAS BEEN DELIVERED AND INSTALLED (IF APPLICABLE) AS OF THE DATE STATED ABOVE; (ii) LESSEE HAS INSPECTED THE EQUIPMENT, AND ALL SUCH TESTING AS IT DEEMS NECESSARY HAS BEEN PERFORMED BY LESSEE, SUPPLIER OR THE MANUFACTURER; AND (iii) LESSEE ACCEPTS THE EQUIPMENT FOR ALL PURPOSES OF THE LEASE, THE PURCHASE DOCUMENTS AND ALL ATTENDANT DOCUMENTS.

       LESSEE DOES FURTHER CERTIFY, AND LESSOR HEREBY WAIVES ANY REQUIREMENT OF A SEPARATE CERTIFICATE OF ACCEPTANCE, THAT AS OF THE DATE HEREOF (i) LESSEE IS NOT IN DEFAULT UNDER THE LEASE; (ii) THE REPRESENTATIONS AND WARRANTIES MADE BY LESSEE PURSUANT TO OR UNDER THE LEASE ARE TRUE AND CORRECT ON THE DATE HEREOF AND (iii) LESSEE HAS REVIEWED AND APPROVES OF THE PURCHASE DOCUMENTS FOR THE EQUIPMENT, IF ANY.

   Except as expressly modified hereby, all terms and provisions of the Agreement shall remain in full force and effect. This Schedule is not binding or effective with respect to the Agreement or Equipment until executed on behalf of Lessor and Lessee by authorized representatives of Lessor and Lessee, respectively.

   IN WITNESS WHEREOF, Lessee and Lessor have caused this Schedule to be executed by their duly authorized representatives as of the date first above written.

LESSOR:                                           LESSEE:

GENERAL ELECTRIC CAPITAL CORPORATION              AUTOCAM CORPORATION

By: /s/ Nabila S. Mahimud                         By: /s/ Warren A. Veltman
Name: Nabila S. Mahimud                           Name: Warren A. Veltman
Title: Risk Analyst                               Title: Chief Financial Officer